Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Summit Midstream Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other	10,648,685	(1)	N/A	$331,706,538	(2)	0.00014760	$48,960	N/A	N/A	N/A	N/A
	Equity	Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share	Other	65,508	(3)	N/A	$65,508,000	(4)	0.00014760	$9,669	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A		N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A	N/A		N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts						$397,214,533			$58,629

	Total Fees Previously Paid									N/A

	Total Fee Offsets									N/A

	Net Fee Due									$58,629

(1)	Represents the estimated maximum number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Summit Midstream Corporation (the “Registrant”) to be issued in the Corporate Reorganization (as defined in this Registration Statement on Form S-4) to holders of equity securities of Summit Midstream Partners, LP (the “Partnership”), based on the number of common units representing limited partner interests in the Partnership (“Common Units”) outstanding as of May 24, 2024.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, as amended (the “Securities Act”), and calculated in accordance with Rules 457(c) and (f)(1) under the Securities Act. Such amount was calculated based upon the market value of the Common Units as follows: the product of (a) $31.15, the average of the high and low prices per unit of the Common Units as reported on the New York Stock Exchange on May 24, 2024 and (b) 10,648,685, the estimated maximum number of shares of Common Stock to be issued in the Corporate Reorganization based on the number of Common Units outstanding as of May 24, 2024.

(3)	Represents the estimated maximum number of shares of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of the Registrant to be issued in the Corporate Reorganization to holders of equity securities of the Partnership, based on the number of 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (“Series A Preferred Units”) outstanding as of May 24, 2024.

(4)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(2) under the Securities Act. Such amount was calculated based upon the book value of the Series A Preferred Units as follows: the product of (a) $1,000, the book value per unit of the Series A Preferred Units on May 24, 2024 and (b) 65,508, the estimated maximum number of shares of Series A Preferred Stock to be issued in the Corporate Reorganization based on the number of Series A Preferred Units outstanding as of May 24, 2024.